Exhibit 10.5

July 1, 2016
PERSONAL AND CONFIDENTIAL
Bernice Bell
[ADDRESS REDACTED]

Dear Bernice:
In connection with the Purchase and Sale Agreement, dated as of May 23, 2016, by and among American Capital Asset Management, LLC, American Capital Mortgage Management, LLC (the “Company”), American Capital, Ltd. and American Capital Agency Corp., the Company has approved the payment of two retention bonuses to you. This letter agreement sets forth the terms and conditions of these two retention bonuses, including the requirements that you must meet in order to receive each of them.
1.Eligibility, Amount and Payment.

(a)
(i)    If you remain continuously employed with the Company or any of its subsidiaries or affiliates from the date hereof until March 1, 2017 (the “First Vesting Date”), you will be entitled to receive a bonus in an amount equal to $159,375.00 (the “First Retention Bonus”), which will be paid to you in a lump sum in cash within thirty (30) days following the First Vesting Date. Except as described in Section 1(b), if your employment terminates for any reason prior to the First Vesting Date, you will not be entitled to receive the First Retention Bonus.

(ii)    If you remain continuously employed with the Company or any of its subsidiaries or affiliates from the date hereof until March 1, 2018 (the “Second Vesting Date”), you will be entitled to receive a bonus in an amount equal to $159,375.00 (the “Second Retention Bonus”), which will be paid to you in a lump sum in cash within thirty (30) days following the Second Vesting Date. Except as described in Section 1(b), if your employment terminates for any reason prior to the Second Vesting Date, you will not be entitled to receive the Second Retention Bonus.

(b)
Notwithstanding Sections 1(a)(i) and 1(a)(ii), if (i) your employment with the Company or any of its subsidiaries or affiliates terminates after the date hereof but prior to the Second Vesting Date as a result of a Termination Without Cause (as defined below) and (ii) prior to the sixtieth (60th) day following such Termination Without Cause you execute a general release of claims, in a form to be provided to you by the Company within fifteen (15) days following such Termination Without Cause (the “Release”), and any applicable revocation period expires during such sixty (60) day period without you revoking the Release, you will be entitled to receive the First Retention Bonus (to the extent not already paid pursuant to Section 1(a)(i)) and the Second Retention Bonus, which will be paid to you in an aggregate lump sum cash payment on the first payroll date following the date on which the Release becomes irrevocable. If you do not execute the Release in accordance with the preceding sentence, or, if permitted, you revoke the Release after executing it, you will not be entitled to receive the First Retention Bonus or the Second Retention Bonus pursuant to this Section 1(b).
2.    Termination Without Cause. For purposes of this letter agreement, “Termination Without Cause” means the termination by the Company or any of its subsidiaries or affiliates of your employment for any reason, other than as a result of your death or permanent disability (as determined by the Company) or (a) your commission of or engagement in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with your duties to the Company or any of its subsidiaries or affiliates, (b) your conviction of, or plea of nolo contendere with respect to, any act of criminal misconduct, involving any financial crime or act of moral turpitude, (c) your gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (d) your insubordination or failure to follow the directions of the individual(s) to whom you report, which is not cured within ten (10) days after written notice thereof to you or (e) your breach of a material employment policy of the Company or any of its subsidiaries or affiliates, including the Code of Ethics.
3.    Tax Withholding. The Company or any of its subsidiaries or affiliates may withhold from the First Retention Bonus or the Second Retention Bonus all federal, state, city or other taxes as the Company or such subsidiary or affiliate is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this letter agreement, neither the Company nor any of its subsidiaries or affiliates shall be obligated to guarantee any particular tax result for you with respect to the First Retention Bonus or the Second Retention Bonus, and you shall be responsible for any taxes imposed on you with respect to any such payment.
4.    Confidentiality. The provisions of this letter agreement are confidential. You shall not disclose, publicize or discuss any of the terms or conditions of the First Retention Bonus or the Second Retention Bonus with anyone except your spouse, if any, or your attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial or tax advice. In the event you disclose any of the terms or conditions of the First Retention Bonus or the Second Retention Bonus to your spouse, attorney, financial advisor and/or tax advisor, it shall be your duty to advise such persons of the confidential nature of the First Retention Bonus or the Second Retention Bonus and to direct them not to disclose, publicize or discuss any of the terms or conditions of the First Retention Bonus or the Second Retention Bonus with any other person.
5.    Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
Please be aware that this letter agreement does not constitute an offer or guarantee of ongoing employment with the Company or any of its subsidiaries or affiliates for any period of time, and you will remain an at-will employee of the Company. Please indicate your agreement to the terms set forth herein by executing this letter agreement in the space provided below.
We thank you for your contributions and look forward to our future endeavors together.
Very truly yours,

AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC

By: /s/Gary Kain
Name: Gary Kain
Title: Chief Executive Officer, President & Chief Investment Officer

Accepted and Agreed:

By: /s/ Bernice Bell
Bernice Bell